Exhibit 99.1


Contact:   Susan B. Railey                                 FOR IMMEDIATE RELEASE
           (301) 468-3120
           Sharon Bramell
           (301 468-3130

          AIM 84 REPORTS 4TH QUARTER NET EARNINGS OF SIX CENTS PER UNIT

                       2002 Earnings of 18 Cents per Unit
                        ---------------------------------

     ROCKVILLE, MD, March 20, 2003 -- (AMEX/AIA) -- American Insured Mortgage Investors (AIM 84), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended December 31, 2002 of approximately $616,000 (six cents per unit) compared to approximately $422,000 (five cents per unit) for the three months ended December 31, 2001. Net earnings increased for the fourth quarter of 2002 as compared to the fourth quarter of 2001 primarily due to an increase in gains on mortgage dispositions, partially offset by a decrease in mortgage investment income.

     AIM 84 reported net earnings for the year ended December 31, 2002 of approximately $1.8 million (18 cents per unit) as compared to approximately $2.0 million (19 cents per unit) for the year ended December 31, 2001. Net earnings decreased for the year ended December 31, 2002 compared to 2001 due to a decrease in mortgage investment income, partially offset by an increase in gains on mortgage dispositions.

     Mortgage investment income decreased for the three months and the year ended December 31, 2002 as compared to the same periods in 2001 primarily due to a reduction in the mortgage base. The mortgage base decreased due to two mortgage dispositions with a principal balance of approximately $6.8 million, representing an approximate 30% decrease in the aggregate principal balance of the total mortgage portfolio since December 2001. Gains on mortgage dispositions increased for the three months and the year ended December 31, 2002 as compared to the same periods in 2001. During 2002, AIM 84 recognized gains of approximately $386,000 from the prepayment of the mortgages on Creekside Village Apartments and Bay Pointe Apartments, in July 2002 and December 2002, respectively. During 2001, the Partnership recognized a gain of approximately $190,000 on the prepayment of the mortgage on Berryhill Apartments in September 2002.

     As of December 31, 2002, there were eight insured mortgages in the portfolio. All of the mortgages held by AIM 84 were eligible to be put to HUD under the Section 221 program. The portfolio had an aggregate amortized cost of approximately $14.2 million, a face value of approximately $17.3 million and a fair value of approximately $17.4 million. As of March 1, 2003, the mortgage on Town Park Apartments is delinquent with respect to the February 2003 payment of principal and interest. AIM 84 expects this mortgage to be put to HUD, if not otherwise disposed, by the servicer during the second quarter of 2003.

     In January 2003, the Partnership received assignment proceeds from HUD for the defaulted mortgage on Westbrook Apartments. AIM 84 received net proceeds of approximately $1.5 million, or 90% of the unpaid principal balance of this mortgage plus accrued interest at the debenture rate of 9.875% from September 2002 through January 2003. AIM 84 expects to recognize a gain of approximately $228,000 for the first quarter 2003 and declare a distribution of approximately 14 cents per unit in March 2003, payable in May 2003.

     In February 2003, HUD transferred assignment proceeds in the form of 6.375% debentures in exchange for the mortgages on Baypoint Shoreline Apartments and Eastdale Apartments.

     As of March 1, 2003, AIM 84 has not received approval from HUD for the assignments of three mortgages, with an aggregate face value of approximately $6.5 million, which have been put to HUD under the Section 221 program. AIM 84 will continue to accrue interest on these three mortgages until the debentures are transferred to the mortgagee and AIM 84 begins receiving the debenture interest.

     AIM 84 expects to assign the Partnership's two remaining mortgages to HUD during the second quarter of 2003.

     Quarterly net cash flow distributions, which had been temporarily retained to fund the Partnership's operating expenses, are expected to resume in the first quarter of 2003. Proceeds from mortgage dispositions and debenture redemptions, if any, will be distributed to investors as usual in the quarter in which such proceeds are received.

     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

                       AMERICAN INSURED MORTGAGE INVESTORS

                            STATEMENTS OF OPERATIONS

                                             For the three months ended                   For the year ended
                                                    December 31,                             December 31,
                                           ------------------------------           ------------------------------
                                               2002              2001                   2002              2001
                                           ------------      ------------           ------------      ------------
Income:
  Mortgage investment income               $    396,849      $    508,277           $  1,818,290      $  2,110,712
  Interest and other income                       9,470            25,311                 38,755           104,224
                                           ------------      ------------           ------------      ------------

                                                406,319           533,588              1,857,045         2,214,936
                                           ------------      ------------           ------------      ------------

Expenses:
  Asset management fee
      to related parties                         41,562            54,084                195,466           224,202
  General and administrative                     38,671            57,247                198,606           226,255
                                           ------------      ------------           ------------      ------------

                                                 80,233           111,331                394,072           450,457
                                           ------------      ------------           ------------      ------------

Earnings before gains
    on mortgage dispositions                    326,086           422,257              1,462,973         1,764,479

Gains on mortgage dispositions                  290,289                 -                385,829           190,206
                                           ------------      ------------           ------------      ------------

     Net earnings                          $    616,375      $    422,257           $  1,848,802      $  1,954,685
                                           ============      ============           ============      ============

Net earnings per unit of limited
    partnership interest - Basic           $       0.06      $       0.05           $       0.18      $       0.19
                                           ============      ============           ============      ============

Limited partnership units
    outstanding as of December 31,           10,000,125        10,000,125             10,000,125        10,000,125
                                           ============      ============           ============      ============


Balance Sheet Data:                                                                       As of December 31,
------------------                                                                      2002              2001
                                                                                    ------------      ------------

  Investment in insured mortgages                                                   $ 15,474,110      $ 22,155,147
  Total assets                                                                      $ 18,407,929      $ 24,137,592
